EXHIBIT 15

July 31, 2002

Board of Directors
Superior Uniform Group, Inc.
Seminole, Florida

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Superior Uniform Group, Inc. and subsidiary for the periods ended June 30, 2002 and 2001, as indicated in our report dated July 25, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statement No. 2-85796 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche, LLP

Certified Public Accountants Tampa, Florida